Exhibit 10.9

SETTLEMENT AGREEMENT AND RELEASE

This SETTLEMENT AGREEMENT AND MUTUAL RELEASE (“Agreement”) is made and effective this 7th day of November, 2003 (the “Effective Date”), by and between PMSI BARNES CANYON, LLC, a California limited liability company (“PMSI”), and CORAUTUS GENETICS INC., a Delaware corporation, formerly known as GENSTAR THERAPEUTICS CORPORATION, a Delaware corporation (“Corautus”), hereinafter sometimes referred to collectively as “the Parties,” and is based on the following facts:

A.    PMSI and Corautus entered into a written Building Lease dated January 22, 2001, (the “Lease”), for that certain real property located at 10030 Barnes Canyon Road, San Diego, California 92121 (the “Premises”). The Premises consists of 43,519 rentable square feet of which 20,387 rentable square feet are known as “the Eastern Premises” and 23,132 rentable square feet are known as “the Western Premises”. PMSI transferred an interest in the Lease to Fremont Investment & Loan (“Lender”) under an Assignment of Rents and Leases dated April 13, 2001, between PMSI and Lender as security for a loan.

B.    A dispute arose under the Lease in April, 2003. PMSI contended that Corautus failed to pay the April 2003 Monthly Rent and Additional Rent for the Premises in the aggregate sum of $54,797.71 and that Corautus failed to perform certain maintenance and construction obligations under the Lease. On April 30, 2003, PMSI caused to be served upon Corautus a written Three (3) Day Notice To Pay Rent Or Surrender Possession (the “Notice”). PMSI further contended that Corautus did not comply with the terms of said Notice and that Corautus remained in possession of the Premises in violation of the Notice. On May 9, 2003, PMSI filed a Complaint for Recovery of Rent and Recovery of Possession (Unlawful Detainer) against Corautus in the San Diego County Superior Court bearing Case No. GIC 810575 (the “Complaint”). The Complaint sought (i) restitution and possession of the Premises; (ii) termination of the Lease pursuant to California Civil Code § 1951.2; (iii) unpaid rent and additional rent from April 1, 2003, through May 5, 2003, in the principal sum of $77,919.06; (iv) daily damages at the rate of $4,624.27 per day from May 6, 2003, due to Corautus’s unlawful detention of the Premises; and (v) attorney’s fees and costs.

C.    On May 19, 2003, Corautus filed its Answer to the Complaint. On June 16, 2003, Corautus voluntarily surrendered possession of the Premises to PMSI pursuant to that certain Agreement For Surrender Of Leasehold Interest, Termination Of Tenancy And Reservation Of Rights Under Lease (the “Surrender Agreement”) dated May 27, 2003. The Surrender Agreement provided, among other things, that (i) the Lease was terminated pursuant to California Civil Code § 1951.2 (exclusively) upon Corautus’s surrender of the Premises, (ii) the Surrender Agreement was without prejudice to any further and separate legal action that PMSI may file against Corautus under Civil Code § 1951.2 for any and all damages recoverable thereunder, (iii) PMSI expressly reserved all remedies contemplated and contained in the Lease that entitles PMSI to sue and collect for damages against Corautus, should a further action be filed, and (iv) Corautus relinquished to PMSI the security deposit in the principal sum of $699,786.00 (the “Security Deposit”), which was to be applied in accordance with Civil Code § 1950.5 and Section 7.2 of the Lease. Corautus expressly reserved all defenses available to it under the Lease.

D.    PMSI contends that Corautus’s surrender of the Premises entitles PMSI to amend its Complaint pursuant to Civil Code§ 1950.3 and to seek damages under Civil Code § 1951.2, which damages PMSI claims are currently in excess of $15,846,000.00, and Corautus contends that it has defenses to such claims, including those defenses based on PMSI’s duty to mitigate.

E.    PMSI and Corautus desire to avoid further costs and uncertainties of any subsequent litigation by compromising and settling their disputes and claims between them as to the entire action, and desire to enter into the following Agreement on the terms and conditions hereinafter set forth.

NOW THEREFORE, for and in consideration of the mutual undertakings contained in this Agreement and other good and valuable consideration, each to the other, receipt of which is hereby acknowledged, it is hereby agreed as follows:

1.    Consideration.    PMSI and Corautus hereby acknowledge that a portion of the consideration for this Agreement is PMSI’s release of Corautus (effective as provided in Section 4.1) from any and all claims arising out of the Lease, and/or the termination thereof, and/or in connection with the tenancy between PMSI and Corautus, as more particularly described in subparagraph 4.1 below. Corautus would not have entered into this Agreement or provided the Settlement Sum (as hereinafter defined) without the release to be provided by PMSI. The release by PMSI is made in exchange for Corautus’s promises to provide delivery of the Settlement Sum and to release PMSI from any and all claims arising out of the Lease, and/or the termination thereof and/or in connection with the tenancy between PMSI and Corautus, as more particularly described in subparagraph 4.2 below.

2.    Settlement Sum.    Corautus shall provide or pay PMSI the following (the “Settlement Sum”):

2.1    Upon request of PMSI, Corautus shall pay, or reimburse PMSI, the cost to remedy Corautus’s unfulfilled obligations under Paragraph 12.1 and Exhibit “C” of the Lease in accordance with plans and specifications prepared by Landlord, by contractors selected by Landlord, to a maximum aggregate cost of Six Hundred Fifty Thousand Dollars ($650,000). Subject to the foregoing aggregate limitation, Corautus shall make payment as from time to time directed by PMSI in writing, such writing containing appropriate wire transfer instructions, upon not less than ten (10) business days notice. Corautus shall not be obligated to make more than ten (10) separate disbursements. If Corautus has not disbursed the aggregate sum of $650,000 under this Section 2.1 on or before March 31, 2004, then Corautus shall make payment to PMSI on or before April 15, 2004 of such sum as will bring the aggregate of the payments made by Corautus under this Section 2.1 to $650,000. All payments by Corautus under this Section 2.1 shall be by bank wire or other delivery of good funds.

2.2    On or before the tenth (10th) day of each of the twenty-two (22) consecutive calendar months commencing February, 2004, and continuing through November, 2005, Corautus shall pay to PMSI the sum of Twenty-Five Thousand Dollars ($25,000.00) (for a grand total under this Section 2.2 of $550,000), with each such payment to be made by wire transfer or otherwise by good funds delivered to PMSI.

2.3    Corautus shall cause to be issued to PMSI with respect to each of the twenty-four (24) consecutive calendar months commencing November, 2003, and ending October, 2005, that number of whole shares of Common Stock of Corautus (“Common Stock”) which on the first day of each such month shall have a “Trading Value” of $50,000. The Trading Value shall be the closing price per share of the Common Stock on the first trading day for the Common Stock for each of the above months. By way of illustration, if the closing price of the Common Stock on December 1, 2003 is $5.00 per share and on May 1, 2004 is $10.00 per share, then the number of shares to be delivered by Corautus to PMSI for such months, respectively, shall be 10,000 shares and 5,000 shares Corautus will deliver to PMSI the shares of Common Stock pursuant to the following schedule:

On or Before	For Months
May 5, 2004	November, 2003 - April, 2004
March 5, 2005	May, 2004 - February, 2004
January 5, 2006	March, 2005 - October, 2005

The grand total value of Common Stock issued to PMSI with respect to such twenty-four (24) month period, measured for each month at the Trading Value for such month (and disregarding increases or decreases subsequent thereto), shall be one million two hundred thousand dollars ($1,200,000).

2.4    On or before January 5, 2006, Corautus shall pay to PMSI the sum of $680,901.60 by wire transfer or otherwise by delivery to PMSI of good funds; provided, however, there shall be credited against such sum the amount equal to one-half of any payments of base rent for all or part of the Premises received by PMSI (the date of receipt to be determined under GAAP) after the Effective Date but prior to December 1, 2004. In the event that PMSI grants to a new tenant possession of the Premises with a “free base rent” period after such new tenant takes occupancy and its tenant improvements have been completed, PMSI shall be deemed to have received rent during each month of the “free base rent” period equal to the average base rent over the first two (2) years of the lease (including free rent months). For instance, if PMSI leases the Eastern Premises for $15,000 per a month for five (5) years commencing August 1, 2004, with two (2) free months free of base rent, the amount owing under this Paragraph 2.4 shall be reduced by $6,875 per month (.5 x ($15,000/month x 22 months)/ 24 months) for four (4) months (August 1, 2004 through November 30, 2004), for a total of $27,500, with the balance owing under this Section 2.4 of $653,401.60.

2.5    Upon the Effective Date of this Agreement, Corautus shall deliver to PMSI a warrant in the form attached hereto as Exhibit “1” (the “Warrant Agreement”), exercisable for seven (7) years from the date of its execution, to acquire One Hundred Thousand (100,000) shares of common stock (the “Warrant Shares”) in Corautus at a per share issuance price of $4.50.

Corautus acknowledges and agrees that if for any reason it fails to pay any amounts due under Section 2 of this Agreement on the date such payment is due and payable, PMSI shall be entitled to damages for detriment caused thereby, but that it is extremely difficult and impractible to ascertain the extent of such damages. Corautus therefore agrees that upon any default in any payment under this Agreement, PMSI shall be entitled to collect a late fee equal to $.07 for each $1.00 of the amount not paid, which amount shall be payable on demand. Corautus acknowledges and agrees that the amount of damages ascertained by the parties hereto is a reasonable estimate of the damages PMSI will sustain and that Corautus shall pay such amounts upon demand.

On or before fourteen (14) days from the Effective Date, Corautus shall deliver to PMSI an unconditional and irrevocable letter of credit in the principal amount of $680,901.60 (“Letter of Credit”) in favor of PMSI in substantially the form attached hereto as Exhibit “2,” or such other form as PMSI shall approve in its reasonable business discretion, and issued by a financial institution, reasonably satisfactory to PMSI, as security for the faithful performance and observance by Corautus of the terms, provisions and conditions of this Agreement. Corautus shall bear all costs associated with the procurement of such Letter of Credit. If the Letter of Credit held by PMSI bears an expiration date prior to January 15, 2006, and it is not extended or a new Letter of Credit for an extended period of time is not substituted within thirty (30) days prior to the expiration of the Letter of Credit, then PMSI shall be entitled to draw upon the Letter of Credit and the proceeds of such Letter of Credit shall be applied dollar for dollar against any obligations of Corautus to PMSI under Section 2 hereof and any excess thereafter promptly refunded by PMSI to Corautus. The proceeds of any drafts under the Letter of Credit shall be applied to the obligations of Corautus to PMSI under Section 2 hereof. The Letter of Credit (or any undrawn portion thereof) shall be returned by PMSI to Corautus at the time all obligations of Corautus to PMSI under Sections 2.1, 2.2, and 2.4 are fully discharged.

2.6    Corautus agrees to register, in an amount based on its best estimate, the Common Stock to be issued pursuant to Section 2.3 and the Warrant Shares to be issued pursuant to exercise of the warrant described in Section 2.5 (with all such securities being collectively referred to herein as the “Shares”) as follows:

(a)    Corautus shall, before June 1, 2004, prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 or another appropriate form (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) covering the resale of the Shares by PMSI (for purposes of this Section 2.6, PMSI shall also include any related or affiliated funds or entities of PMSI), and corresponding applications for registration under the blue sky laws of any states for which PMSI reasonably requests in writing to Corautus that Corautus obtain such blue sky registration. Corautus shall use commercially reasonable efforts to obtain effectiveness of the Registration Statement and such blue sky registrations as soon thereafter as practicable, and in any event by August 15, 2004 (the “Deadline”). In the event the Registration Statement is not declared effective by the SEC by or before the Deadline, Corautus shall pay to PMSI liquidated damages (not penalties) in cash in an amount equal to $3,000 for each complete seven day period after the Deadline; provided, however, that such fees in the aggregate shall in no event exceed $120,000. Such liquidated damages will not be owed if the delay is related to or caused by PMSI’s delay in providing information to Corautus to complete the Registration Statement. Corautus shall use its best efforts to keep the Registration Statement and such blue sky registrations effective thereafter. Notwithstanding the foregoing, Corautus will only be required to maintain the effectiveness of the Registration Statement and such blue sky registrations until the earlier of (i)

such time as all of the Shares have been disposed of by PMSI, or (ii) such date on which PMSI may legally dispose of all of the Shares in one transaction in the open market pursuant to Rule 144(k) or similar provision under the Securities Act. Corautus shall also cause the Shares to be listed and/or quoted on any stock market or exchange on which the Common Stock may from time to time be listed and/or quoted. Corautus shall pay all fees and expenses incurred by Corautus in connection with preparing, filing, prosecuting and updating the Registration Statement, such blue sky applications and registrations, and such listing, including all registration and filing fees, listing fees, printing expenses, and fees and disbursements of Corautus’s counsel and accountants.

(b)    PMSI shall cooperate fully with Corautus in the preparation of such Registration Statement and blue sky applications and shall provide to Corautus all information and materials (including updated information and materials) regarding itself and its proposed method of disposition of the Shares and take all actions reasonably requested by Corautus to permit Corautus to comply with applicable requirements of the SEC, to comply with applicable requirements of the relevant blue sky laws, and to obtain the desired acceleration of the effective date of such Registration Statement.

(c)    Subject to Section 2.6(d) hereof, Corautus shall promptly prepare and file with the SEC and any relevant blue sky authorities such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with (and enable PMSI to comply with) the provisions of the Securities Act and Rule 415 thereunder with respect to the disposition of all the Shares.

(d)    During the effectiveness of the Registration Statement, Corautus shall promptly notify PMSI of the happening of any event or other circumstance as the result of which, in Corautus’s judgment, (i) the prospectus included in the Registration Statement, as then in effect, would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, or (ii) the offer or resale of the Shares would otherwise have a material and adverse effect on any proposed or pending acquisition, merger, business combination or other material transaction involving Corautus; and, upon receipt of such notice and until the earlier of (i) the date Corautus makes available to PMSI a supplemented or amended prospectus meeting the requirements of the Securities Act and relevant blue sky laws, or (ii) the date Corautus notifies PMSI that PMSI may resume offers and sales using the prior prospectus, PMSI shall not offer or sell any Shares pursuant to the Registration Statement (and shall return all copies of such prior prospectus to Corautus if requested to do so by it). Notwithstanding Section 2.6(c), Corautus may continue such “blackout” period or periods for such period of time as Corautus considers reasonably necessary and in its best interest due to circumstances then existing, or simply due to the fact that amendments/supplements of a Registration Statement/ prospectus cannot be prepared instantly; but in no event may Corautus impose “blackouts” on PMSI for any period of twenty (20) or more consecutive business days or totaling more than forty (40) days in any twelve (12) month period. Corautus shall not be required to pay any liquidated damages as specified in Section 6.1(a) above for such “blackout” period or periods.

(e)     Corautus shall not be required to apply for or obtain blue sky registration in any state if in connection therewith or as a condition thereto it must (i) qualify to do business in such state where it would not otherwise be required to qualify, (ii) subject itself to general taxation in such state or (iii) file a general consent to service of process in such state.

(f)    Corautus will indemnify PMSI, and each of the officers and directors of, and each person controlling, PMSI, against all claims, losses, expenses, damages and liabilities (or actions in respect thereto) arising out of or based on (A) any untrue statements (or alleged untrue statement) of a material fact contained in any prospectus contained in any registration statement covering the Shares for resale, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any misrepresentation or breach of any representation or warranty given or made by Corautus in this Agreement, and will reimburse PMSI, each of its officers and directors and each person controlling PMSI, for any reasonable legal and any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, provided that Corautus will not be liable in any such case to the extent that any such claim, loss, damage or liability is caused by any untrue statement or omission based upon written information furnished to Corautus by PMSI specifically for use therein.

(g)    Corautus shall cooperate with PMSI to facilitate the timely preparation and delivery of certificates representing the Shares to be offered for resale pursuant to the Registration Statement and enable such certificates to be in such denomination or amounts, as the case may be, as PMSI may reasonably request and registered in such names as PMSI may reasonably request after a Registration Statement which includes the Shares is ordered effective by the SEC, that Corautus deliver, and on such request, Corautus shall cause its legal counsel to deliver to the transfer agent for the Shares an opinion of such counsel in appropriate form to ensure the transfer of such shares without legend upon delivery by PMSI to the transfer agent of an Investor certificate that the resale was made via proper delivery of the Prospectus under the Registration Statement.

(h)    When and if the SEC declares the Registration Statement effective, Corautus shall promptly deliver to PMSI (i) a certificate signed by the Chief Executive Officer or President of Corautus that the Registration Statement is effective and, to his/her knowledge, no stop order with respect to the Registration Statement has been issued and no proceedings therefor have been instituted and (ii) such number of copies of the Registration Statement and (from time to time) of each amendment and supplement thereto, such number of copies of the prospectus (including (from time to time) any supplemental or amended prospectus) included in such Registration Statement, and such other related documents as PMSI may reasonably request in writing in order to facilitate the disposition of the Shares by PMSI.

(i)    As long as PMSI owns any Shares, Corautus shall use its best efforts to properly file all SEC reports, or otherwise make available “adequate current public information” about itself, within the meaning of Rule 144(c) under the Securities Act, to potentially make available to PMSI the benefits of certain rules and regulations of the SEC which may permit the sale of the Shares without registration.

(j)    PMSI will promptly notify Corautus of any changes in the information set forth in the Registration Statement or Prospectus regarding PMSI or its plan of distribution.

3.    FDA Approval.    Corautus agrees to provide pertinent information which it has in its possession and otherwise reasonably cooperate with PMSI in order to (i) assist PMSI to obtain the Food and Drug Administration’s approval (validation) of the Premises for manufacturing purposes; and (ii) releasing of the Premises; provided, however, that this commitment shall not obligate Corautus to engage any third party contractor, consultant or agent or otherwise to undertake activities which will cause Corautus to incur additional cost or liability.

4.    Release.

4.1    Except with respect to the obligations created by or arising out of this Agreement, effective upon the delivery by Corautus to PMSI of the payments required under Section 2.1 hereof and the Letter of Credit, PMSI, on behalf of itself and its successors-in-interest, affiliates, subsidiaries, partners, agents, attorneys, employees, members, directors, officers, shareholders, representatives, consultants, parent corporations, divisions, successors and assigns, unconditionally releases, acquits, and forever discharges Corautus and its affiliates, subsidiaries, partners, agents, attorneys, employees, members, directors, officers, shareholders, representatives, consultants, parent corporations, divisions, successors and assigns from any and all rights, claims, demands, actions, causes of action, damages, costs, or other claims whatsoever in law or in equity, whether now existing or hereafter arising, whether actual or contingent, whether known or unknown, foreseen or unforeseen, which PMSI may have or allege to have against Corautus and its predecessors, successors-in-interest, affiliates, property agents, subsidiaries, partners, agents, attorneys, employees, members, directors, officers, shareholders, representatives, consultants, parent corporations, divisions, successors and assigns pertaining to, relating to, connected with, or arising out of the Lease and/or the termination thereof, and/or the tenancy arising out of the leasehold estate, including any other matters or things done, omitted, claimed or suffered to be done by PMSI relating to activities or relationships from the beginning of time, through and including the date of this Agreement. Any provision of the Agreement to the contrary notwithstanding, such release shall not apply to Corautus indemnification obligation under the Lease as described in Paragraph 15.1 of the Lease to the extent of matters which occurred during the term of the Lease or which arose by Corautus’s occupancy of the Premises.

4.2    Except with respect to representations or warranties made by PMSI in this Agreement or obligations created by or arising under this Agreement, effective upon the delivery by Corautus to PMSI of the payments required under Section 2.1 hereof, Corautus, on behalf of itself and its successors-in-interest, affiliates, subsidiaries, partners, agents, attorneys, employees, members, directors, officers, shareholders, representatives, consultants, parent corporations, divisions, successors and assigns, hereby unconditionally releases, acquits, and forever discharges PMSI and its predecessors, successors-in-interest, affiliates, property agents, subsidiaries, partners, agents, attorneys, employees, members, directors, officers, shareholders, representatives, consultants, parent corporations, divisions, successors and assigns from any and all rights, claims, demands, actions, causes of action, damages, costs, or other claims whatsoever, in law or in equity, whether now existing or hereafter arising, whether actual or contingent, whether known or unknown, foreseen or unforeseen, which Corautus may have or allege to have against PMSI and its predecessors, successors-in-interest, affiliates, property agents, subsidiaries, partners, agents, attorneys, employees, members, directors, officers, shareholders, representatives, consultants, parent corporations, divisions, successors and assigns pertaining to, relating to, connected with, or arising out of the Lease, and/or the termination thereof, and/or the tenancy arising out of the leasehold estate, including any other matters or things done, omitted, claimed or suffered to be done by Corautus relating to activities or relationships from the beginning of time, through and including the date of this Agreement.

4.3    PMSI and Corautus acknowledge that they have been informed by their attorneys and advisors of, and have read California Civil Code § 1542 and understand the same. Said section reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Parties expressly abandon, release, waive and relinquish all rights and benefits which they may acquire or have under Section 1542 of the California Civil Code pertaining to the subject matter released by this Agreement. The Parties acknowledge and represent that the terms of this release are contractual and not a mere recital.

In connection with this waiver, the Parties acknowledge that they are aware that facts may hereafter be discovered in addition to or different from those now known or believed to be true with respect to this release, but that it is the intention of each party, subject to the final sentence of Section 4.1, to hereby fully, finally and forever release and discharge each other, and thus this release shall remain in effect as a full and complete release, subject to the final sentence of Section 4.1, notwithstanding the later discovery or existence of any such additional or different facts.

5.    Time is of the Essence; Dismissal.    Corautus hereby acknowledges and agrees that time is of the essence in the performance of its obligations under this Agreement. Upon full execution of this Agreement, and the Warrant Agreement described in subparagraph 2.5 above, PMSI agrees to execute and file a Request for Dismissal of the action described in Paragraph B above.

6.    Release Not an Admission of Liability.    It is expressly understood, acknowledged and agreed that by reason of entering into this Agreement, neither PMSI nor Corautus admit, expressly or impliedly, any fact or liability of any type or nature with respect to any matter whether or not referred to herein, that neither PMSI nor Corautus have made any such admission, and that this Agreement was entered into solely by way of compromise and settlement and that they deny any liability and intend to merely avoid litigation and buy their peace.

7.    Representations and Warranties of Parties.

7.1    Each of the Parties represents and warrants that except as otherwise disclosed herein it has not made any assignment, sublease, transfer, conveyance, or other disposition of the Lease, or interest in the Lease, or any claim, demand, obligation, liability, or cause of action arising from the Lease, and will not make any such disposition of the Lease prior to the Effective Date of this Agreement.

7.2    Each of the Parties represents and warrants that no third parties, including, but not limited to, any creditors, lenders or mortgagees, have any right to prevent, approve or control in any manner the terms of this Agreement, or the performance thereof, or that all such approval and controls have been appropriately waived.

7.3    Each of the Parties represent and warrant that, as to such party: (i) this Agreement is duly authorized, (ii) no other signature, act or authorization is necessary to bind such entity to the provisions of this Agreement, (iii) the parties named are all the necessary and proper parties (and the only such parties required to execute this Agreement) and (iv) this Agreement does not contravene any other obligations or restrictions to which such party is bound;

7.4    Each of the Parties represents and warrants that it has not entered into any agreement with, or otherwise retained the services of, any real estate agent or broker relating to this transaction, and that no commission shall be due or owing as a result of this transaction.

7.5    The foregoing representations and warranties are included for the reliance of the Parties, and all of such representations and warranties shall survive the termination of the Agreement. Each party agrees to indemnify and hold the other party harmless from and against any rights, claims, causes of action or any demands of whatever nature and description, in law or in equity, whether now known or unknown, suspected or unsuspected (including payment of attorney’s fees and costs actually incurred whether or not litigation be commenced), based on, in connection with, or arising out of any breach of the representations and warranties contained in the foregoing Subparagraphs 7.1, 7.2, 7.3 and 7.4.

8.    Securities Representation of PMSI.

8.1    Sophistication.    PMSI is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of this Agreement.

8.2    Investment Intent.    PMSI is acquiring the Shares for its own account solely for the purpose of investment and not as a nominee or agent and not with a view to, or for offer or sale in connection with, any distribution thereof. PMSI shall not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in accordance with Section 2.6 of this Agreement, or as otherwise permitted under the Securities Act; provided, however, that PMSI may transfer or pledge an interest in the Shares to Lender in compliance with the Securities Act.

8.3    Information and Risk.    PMSI has requested, received, reviewed and considered all information PMSI deems relevant in making an informed decision to enter into this Agreement. PMSI has had an opportunity to discuss Corautus’s business, management and financial affairs with its management and also had an opportunity to ask questions of officers of

Corautus that were answered to PMSI’s satisfaction, provided that such inquiries do not impair the rights of PMSI to rely on the representations and warranties of Corautus as set forth in Article 7.

(a)    PMSI recognizes that an investment in the Shares involves a high degree of risk, including a risk of total loss of PMSI’s investment. PMSI is able to bear the economic risk of holding the Shares for an indefinite period or complete loss of the investment, and has knowledge and experience in the financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.

(b)    PMSI has, in connection with PMSI’s decision to invest in the shares, not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of Corautus contained herein and publicly available information, and PMSI has, with respect to all matters relating to this Agreement and the offer and sale of the Shares, relied solely upon the advice of PMSI’s own counsel and has not relied upon or consulted any counsel to Corautus.

8.4    Disclosures to Corautus.    PMSI understands that Corautus is relying on the statements contained herein to establish an exemption from registration under applicable federal and state securities laws. For purposes of the requirements of state securities laws, PMSI represents that it is solely a resident of the state of California and that the offer and purchase of the Shares pursuant hereto has and will occur solely in such state.

8.5    Legends.

(a)    PMSI understands that, until such time as the Shares may be sold under an effective registration statement under the Securities Act, or an exemption under the Securities Act and applicable state securities laws, the Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any other jurisdiction. These securities have been acquired for investment and not with a view to, or in connection with, the distribution thereof. The securities may not be offered, sold, pledged, transferred or assigned in the absence of an effective registration statement for the securities under the Securities Act and applicable state securities laws, unless sold pursuant to an exemption under the Securities Act and applicable state securities laws.”

(b)    Such certificates shall not be required to contain such legend (i) while a Registration Statement covering the resale of the Shares is effective under the Securities Act, (ii) following any sale of the Shares pursuant to Rule 144, or (iii) if the Shares are eligible for sale under Rule 144(k). Following the effective date of the Registration Statement or at such earlier time as a legend is no longer required for certain Shares, Corautus will use commercially reasonable efforts to, no later than five (5) trading days following the delivery by PMSI to Corautus or its transfer agent of a legended certificate representing such securities, deliver or cause to be delivered to PMSI a certificate representing such securities that is free from all restrictive and other legends.

9.    Miscellaneous.

9.1    Recitals.    PMSI and Corautus hereby incorporate herein by reference, as though set forth in full, Paragraphs A through D above.

9.2    Attorneys’ Fees.    In the event any party commences litigation for judicial interpretation, enforcement, termination, cancellation or rescission of this Agreement, or for damages for the breach thereof, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with any such action.

9.3    Governing Law.    This Agreement is governed by and shall be construed in accordance with the laws of the State of California.

9.4    Severability.    In the event any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable, shall in no way effect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

9.5    Assigns and Heirs.    This Agreement, and each and every term and provision herein, shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives, successors and assigns.

9.6    Further Actions.    From time to time, each party will execute and deliver such further instruments and will take such other actions as the other parties may reasonably request in order to discharge and perform their obligations and agreements hereunder.

9.7    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall constitute a single agreement and each of which shall be deemed an original for all intents and purposes.

9.8    Notices.    Unless otherwise provided herein, all notices and other communications required or permitted under this Agreement shall be in writing and shall be mailed by United States first-class mail, postage prepaid, or delivered personally by hand or by a nationally recognized courier addressed to the party to be notified at the address set forth below or at such other address as such party may designate by ten (10) days advance written notice to the other parties thereto.

Corautus:	Corautus Genetics Inc. Attn: Richard Otto 75 Fifth Street, Suite 313 Atlanta, GA 30308

PMSI:

                                                     Andrew M. Kaplan

                                                     Pacific Management Services, Inc.

                                                     4365 Executive Drive, Suite 250

                                                     San Diego, CA 92121

                                                     With a copy to:

                                                     Daniel J. Ryan

                                                     Veralliance Properties, Inc.

                                                     8910 University Center Lane, Suite 630

                                                     San Diego, CA 92122

Unless changed by PMSI, bank wire instructions to PMSI are attached on Exhibit “3” hereto and incorporated herein by this reference.

Notices will be deemed given on the date of delivery by hand or by such courier or the third day after mailing as set forth above.

9.9    Entire Agreement.    This Agreement constitutes the entire agreement between the Parties hereto, pertaining to the subject matter hereof, fully supersedes any and all prior understanding, representations, warranties and agreements between the Parties hereto, or any of them, pertaining to the subject matter hereof, and may be modified only by written agreement signed by all of the parties hereto. The terms of this Agreement may not be contradicted by evidence of prior or contemporaneous agreement(s) and the Parties hereto either intend or agree that no extrinsic evidence may be introduced in any judicial or quasi-judicial proceeding, if any, involving this Agreement.

9.10    Voluntary Agreement.    The Parties hereto, and each of them, further represent and declare that they have carefully read this Agreement and know the contents hereof and that they have signed the same freely and voluntarily and each party has relied upon its own examination of the full Agreement and the provisions hereof and counsel of its/their own advisors. They further declare and represent that no promise, inducement or agreement not herein expressed has been made to them, and that this Agreement contains the entire agreement between the Parties hereto and that the terms of this Agreement and settlement are contractual and not a mere recital.

9.11    Facsimile.    This Agreement may be executed by facsimile of one or more parties delivered to the other parties (or to the counsel thereto) and the facsimile signature(s) shall constitute delivery of this Agreement. A fully executed facsimile may constitute an original in the event the original Agreement has been lost or misplaced.

9.12    No Third-Party Rights.    Except as otherwise provided in Section 4.1 and 4.2 hereof, this Agreement constitutes a contract between PMSI and Corautus and is not to be construed in any manner as a contract for the benefit of any third party. Subject to the foregoing, this Agreement is not a third-party beneficiary contract.

9.13    Security Deposit.    Corautus waives any right or interest in the Security Deposit and acknowledges that the Security Deposit has been relinquished to PMSI and that Corautus is not entitled to any credit or offset with respect to the Settlement Sum set forth above.

9.14    Dismissal.    PMSI agrees that upon full execution of this Agreement it will cause the dismissal without prejudice of the Complaint.

ALL PARTIES REPRESENT AND WARRANT THAT THEY HAVE READ THE FOREGOING; THAT THEY HAVE TAKEN THIS AGREEMENT TO OUTSIDE COUNSEL OF THEIR CHOICE; AND THAT THEY ARE SIGNING THIS AGREEMENT FREELY AND VOLUNTARILY, INTENDING TO BE BOUND BY ITS TERMS AND CONDITIONS.

DATED: November 7, 2003

PMSI BARNES CANYON, LLC, a California limited liability company

By: Pacific Management Services, Inc., a California corporation  (Manager)

By: /s/ Andrew Kaplan

Andrew Kaplan, President

DATED: November 7, 2003

CORAUTUS GENETICS INC., a Delaware corporation, formerly known as GENSTAR THERAPEUTICS CORPORATION, a Delaware corporation

By: /s/ Richard E. Otto

            Richard E, Otto

Its: President and CEO

SUBMITTED BY:

LOWELL & ROBBIN

By: /s/ David S. Robbin

David S. Robbin, Esq.

Attorneys for PMSI BARNES CANYON,

LLC, a California limited liability company

APPROVED AS TO FORM AND CONTENT:

McKENNA LONG & ALDRIDGE LLP

By: /s/ Robert E. Tritt

Robert E. Tritt, Esq.

Attorneys for CORAUTUS GENETICS,

INC., a Delaware corporation, formerly

known as GENSTAR THERAPEUTICS

CORPORATION, a Delaware corporation